Exhibit 99.1

Grace News #3084
Media Relations Rich Badmington T +1 410.531.4370 rich.badmington@grace.com	Investor Relations Mark Sutherland T +1 410.531.4590 mark.sutherland@grace.com

Grace Reports Fourth Quarter 2012 Adjusted EPS of $1.11
and Provides 2013 Earnings Outlook

•	Sales volumes and base pricing increased 8 percent

•	Sales in emerging regions increased 16 percent

•	Adjusted EBIT increased 23 percent

•	GAAP EPS loss of $1.48 due to non-cash adjustment to asbestos-related liability

•	2013 outlook for Adjusted EBIT in the range of $560 to $580 million

Columbia, MD – February 6, 2013 – W. R. Grace & Co. (NYSE: GRA) announced a fourth quarter net loss of $111.6 million, or $1.48 per diluted share. The loss was due to a $365.0 million non-cash charge recorded in the quarter to adjust the company’s asbestos-related liability as previously announced on January 24, 2013. Net income for the prior-year quarter was $58.1 million, or $0.77 per diluted share. Adjusted EPS for the 2012 fourth quarter was $1.11 per diluted share compared with $0.89 per diluted share for the prior-year quarter.

Net income for the full year ended December 31, 2012, was $94.1 million, or $1.23 per diluted share, compared with $269.4 million, or $3.57 per diluted share for the prior year. Adjusted EPS for the full year was $4.17 per diluted share compared with $3.94 per diluted share for the prior year.

“I am pleased with our strong finish to the year,” stated Fred Festa, Grace’s Chairman and Chief Executive Officer. “All three operating segments demonstrated solid organic growth and strong increases in operating earnings. This performance, combined with our disciplined expense control, allowed us to improve margins and stay on track with our longer-term earnings goals.”

Fourth Quarter Results
Fourth quarter sales of $797.8 million declined 3.4 percent compared with the prior-year quarter as higher sales volumes (+5.7 percent) and improved base pricing (+2.1 percent) were offset by lower rare earth surcharges (-9.2 percent) and unfavorable currency translation (-2.0 percent). Sales in emerging regions represented 39.1 percent of sales and grew 16.1 percent compared with the prior-year quarter. Acquisitions, net of divestitures, contributed $3.0 million (+0.4 percent) to sales in the quarter.

Gross profit of $300.3 million increased 4.3 percent compared with the prior-year quarter. Gross margin of 37.6 percent increased 270 basis points compared with the prior-year quarter, exceeding the top end of the company’s target range of 35 to 37 percent.

Adjusted EBIT of $133.4 million increased 23.3 percent compared with $108.2 million in the prior-year quarter. The increase was due to higher segment operating income in all three operating segments and lower corporate expenses. Adjusted EBIT margin improved to 16.7 percent compared with 13.1 percent in the prior-year quarter.

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Adjusted EBIT Return On Invested Capital was 36.3 percent on a trailing four-quarter basis, compared with 35.4 percent for the prior year. The increase in Adjusted EBIT Return On Invested Capital primarily was due to higher earnings and improved working capital.

Full Year Results
Sales for the full year ended December 31, 2012, decreased 1.8 percent to $3.16 billion as improved base pricing (+4.1 percent) and higher sales volumes (+2.9 percent) were offset by lower rare earth surcharges (-5.3 percent) and unfavorable currency translation (-3.5 percent). Sales in emerging regions represented 37.0 percent of sales and grew 15.2 percent compared with the prior year.

Gross profit of $1.17 billion increased 0.4 percent compared with the prior year. Gross margin of 37.0 percent increased 80 basis points compared with the prior year.

Adjusted EBIT was $517.4 million, an increase of 8.1 percent compared with the prior year. The improvement in Adjusted EBIT was due to improved pricing, higher sales volumes and lower expenses.

Catalysts Technologies
Sales down 10.7 percent; segment operating income up 5.9 percent
Fourth quarter sales for the Catalysts Technologies operating segment, which includes specialty catalysts and additives for refinery, plastics and other chemical process applications, were $328.3 million, a decrease of 10.7 percent compared with the prior-year quarter. The decrease was due to lower rare earth surcharges (-20.6 percent) and unfavorable currency translation (-1.8 percent), which more than offset increased sales volumes (+8.0 percent) and improved base pricing (+3.7 percent).

Sales volumes and base pricing of FCC catalysts increased approximately 12 percent compared with the prior-year quarter. Double-digit percentage increases in polypropylene catalyst sales offset lower polyethylene catalyst sales.

Segment gross margin was 41.0 percent compared with 38.0 percent in the prior-year quarter. The increase in gross margin primarily was due to improved base pricing and lower unit manufacturing costs resulting from increased operating leverage and productivity initiatives.

Segment operating income was $102.6 million compared with $96.9 million in the prior-year quarter. Segment operating margin was 31.3 percent, an increase of 490 basis points compared with the prior-year quarter.

Materials Technologies
Sales up 2.7 percent; segment operating income up 20.3 percent
Fourth quarter sales for the Materials Technologies operating segment, which includes packaging technologies and engineered materials for consumer, industrial, coatings and pharmaceutical applications, were $210.1 million compared with $204.5 million in the prior-year quarter. The 2.7 percent increase was due to higher sales volumes (+5.0 percent) and improved pricing (+0.9 percent) which more than offset unfavorable currency translation (-3.2 percent).

Sales in emerging regions, which represented 43.1 percent of sales, grew 6.8 percent largely due to strong sales in developing Asian countries, including China.

Segment gross margin was 34.3 percent compared with 31.9 percent in the prior-year quarter. The increase in gross margin was due to increased operating leverage and lower manufacturing costs.

Segment operating income was $39.7 million, an increase of 20.3 percent compared with the prior-year quarter. Segment operating margin was 18.9 percent, an increase of 280 basis points compared with the prior-year quarter.

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Construction Products
Sales up 2.3 percent; segment operating income up 53.3 percent
Fourth quarter sales for the Construction Products operating segment, which includes specialty construction chemicals and specialty building materials used in commercial, infrastructure and residential construction, were $259.4 million, an increase of 2.3 percent compared with the prior-year quarter. Higher sales volumes (+2.8 percent) and improved pricing (+0.8 percent) were offset partially by unfavorable currency translation (-1.3 percent). The acquisition of Rheoset Industria during the third quarter contributed $7.9 million to sales, which more than offset a $4.9 million decrease in sales due to the 2011 divestiture of the vermiculite business.

Sales of Construction Products in emerging regions, which represented 37.0 percent of sales, increased 20.3 percent compared with the prior-year quarter due to strong sales in Latin America, the Middle East and emerging Asia. Sales in North America, which represented 38.6 percent of sales, decreased 4.1 percent due to lower sales of specialty building materials, primarily residential reroofing products. Sales of specialty construction chemicals in North America increased approximately 9 percent. Sales in Western Europe, which represented 13.6 percent of sales, decreased 17.6 percent compared with the prior-year quarter due to unfavorable currency translation and the continuing weak construction environment.

Segment gross margin of 36.1 percent increased 340 basis points compared with the prior-year quarter primarily due to improved raw material cost recovery, operating leverage and a favorable sales mix comparison between the acquired and divested businesses.

Segment operating income of $32.5 million increased 53.3 percent compared with the prior-year quarter primarily due to improved gross margin. Segment operating margin improved to 12.5 percent, an increase of 410 basis points compared with the prior-year quarter.

Other Expenses
Total corporate expenses of $23.4 million decreased 13.3 percent compared with the prior-year quarter, due to cost reduction initiatives in 2012 and legal and licensing costs in the prior-year quarter.

Defined benefit pension expense for the fourth quarter was $18.0 million compared with $15.9 million for the prior-year quarter. The 13.2 percent increase primarily was due to year-over-year changes in actuarial assumptions including lower discount rates and a lower expected long-term rate of return on plan assets.

Interest expense was $12.4 million for the fourth quarter compared with $10.8 million for the prior-year quarter. The annualized weighted average interest rate on pre-petition obligations for the fourth quarter was 3.6 percent.

Income Taxes
Grace recorded a tax benefit of $139.3 million in the fourth quarter, reflecting a $135.3 million tax benefit from the $365.0 million asbestos-related charge and a $44.0 million tax benefit resulting from the release of valuation allowances on state deferred tax assets.

Cash Flow
Net cash provided by operating activities for the year ended December 31, 2012, was $453.6 million compared with $219.4 million in the prior year.  The improved cash flow was due to reduced working capital requirements and lower pension contributions.
Adjusted Free Cash Flow was $421.2 million for the year ended December 31, 2012, compared with $278.4 million in the prior year.

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2013 Outlook
As of February 6, 2013, Grace expects 2013 Adjusted EBIT to be in the range of $560 million to $580 million, an increase of 8 to 12 percent compared with 2012 Adjusted EBIT of $517.4 million. The company expects 2013 Adjusted EBITDA to be in the range of $685 million to $705 million.

The following assumptions are components of Grace’s 2013 outlook:

•
Consolidated sales in the range of $3.2–$3.3 billion with organic growth of 6–8 percent offset by headwinds of approximately $120 million due to lower rare earth-related pricing and unfavorable currency;

•	Gross margin in the range of 36–38 percent;

•	Adjusted EBIT margin improvement of approximately 100 basis points;

•	Capital expenditures in the range of $180–200 million;

•	Adjusted Free Cash Flow greater than $400 million;

•	A book effective tax rate of 34.0 percent and a cash tax rate of 14.0 percent; and

•	Diluted shares outstanding at year end of approximately 78 million.
Although Grace adjusted the recorded value of its asbestos-related liability in the 2012 fourth quarter, the ultimate cost of settling this liability will be based on the value of the consideration transferred to the asbestos trusts at emergence and may vary from the current estimate. Therefore, Grace is unable to make a final estimate of the income effects of the consummation of the Joint Plan of Reorganization (the “Joint Plan”). When the Joint Plan is consummated, Grace expects to reduce its liabilities subject to compromise, including asbestos-related contingencies, recognize the value of the deferred payments and the warrant and recognize expense for the costs of consummating the Joint Plan and the income tax effects of these items.

Chapter 11 Proceedings
On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary, W. R. Grace & Co.–Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in order to resolve Grace’s asbestos-related liabilities.

On January 31, 2011, the Bankruptcy Court issued an order confirming Grace’s Joint Plan. On January 31, 2012, the United States District Court issued an order affirming the Joint Plan, which was reaffirmed on June 11, 2012 following a motion for reconsideration. Five parties have appeals pending before the Third Circuit Court of Appeals.

The timing of Grace’s emergence from Chapter 11 will depend on the satisfaction or waiver of the remaining conditions set forth in the Joint Plan. The Joint Plan sets forth how all pre-petition claims and demands against Grace will be resolved. See Grace’s most recent periodic reports filed with the SEC for a detailed description of the Joint Plan.

Investor Call
Grace will discuss these results during an investor conference call and webcast today starting at 11:00 a.m. ET. To access the call and webcast, interested participants should go to the Investor Information – Investor Presentations portion of the company’s web site, www.grace.com, and click on the webcast link.

Those without access to the Internet can listen to the investor call by dialing +1.800.901.5226 (international callers dial +1.617.786.4513) and entering conference ID 22134034. Investors are advised to access the call at least ten minutes early in order to register. An audio replay will be available at 1:00 p.m. ET on February 6 and will be

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accessible by dialing +1.888.286.8010 (international callers dial +1.617.801.6888) and entering conference call ID 73622027. The replay will be available for one week.

About Grace
Grace is a leading global supplier of catalysts; engineered and packaging materials; and, specialty construction chemicals and building materials. The company’s three industry-leading business segments—Grace Catalysts Technologies, Grace Materials Technologies and Grace Construction Products—provide innovative products, technologies and services that enhance the quality of life. Grace employs approximately 6,000 people in over 40 countries and had 2012 net sales of $3.2 billion. More information about Grace is available at www.grace.com.

This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues” or similar expressions. Forward-looking statements include, without limitation, all statements regarding Grace’s Chapter 11 case; expected financial positions; results of operations; cash flows; financing plans; business strategy; budgets; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: developments affecting Grace’s bankruptcy, proposed plan of reorganization and settlements with certain creditors, the cost and availability of raw materials (including rare earth) and energy, developments affecting Grace’s underfunded and unfunded pension obligations, risks related to foreign operations, especially in emerging regions, acquisitions and divestitures of assets and gains and losses from dispositions or impairments, the effectiveness of its research and development and growth investments, its legal and environmental proceedings, costs of compliance with environmental regulation and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace’s projections and forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per share amounts)	2012	2011	2012	2011
Net sales	$797.8	$825.6	$3,155.5	$3,211.9
Cost of goods sold	497.5	537.7	1,989.2	2,050.6
Gross profit	300.3	287.9	1,166.3	1,161.3
Selling, general and administrative expenses	136.2	144.4	537.5	568.4
Restructuring expenses and related asset impairments	0.5	5.9	6.9	6.9
Research and development expenses	16.6	19.4	64.5	68.5
Defined benefit pension expense	18.0	15.9	71.2	63.4
Interest expense and related financing costs	12.4	10.8	46.5	43.3
Provision for environmental remediation	1.8	16.2	3.6	17.8
Chapter 11 expenses, net of interest income	4.0	3.1	16.6	20.0
Libby medical program settlement	—	—	19.6	—
Provision for asbestos-related contingencies	365.0	—	365.0	—
Equity in earnings of unconsolidated affiliate	(4.7)	(2.0)	(18.5)	(15.2)
Other (income) expense, net	1.6	3.9	(4.4)	4.7
Total costs and expenses	551.4	217.6	1,108.5	777.8
Income (loss) before income taxes	(251.1)	70.3	57.8	383.5
Benefit from (provision for) income taxes	139.3	(12.2)	37.3	(114.7)
Net income (loss)	(111.8)	58.1	95.1	268.8
Less: Net loss (income) attributable to noncontrolling interests	0.2	—	(1.0)	0.6
Net income (loss) attributable to W. R. Grace & Co. shareholders	$(111.6)	$58.1	$94.1	$269.4
Earnings Per Share Attributable to W. R. Grace & Co. Shareholders
Basic earnings per share:
Net income (loss) attributable to W. R. Grace & Co. shareholders	$(1.48)	$0.79	$1.26	$3.66
Weighted average number of basic shares	75.4	73.8	74.9	73.6
Diluted earnings per share:
Net income (loss) attributable to W. R. Grace & Co. shareholders	$(1.48)	$0.77	$1.23	$3.57
Weighted average number of diluted shares	75.4	75.7	76.3	75.5

The Notes to the Financial Statements are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(In millions, except per share amounts)	2012	2011	% Change	2012	2011	% Change
Net sales:
Catalysts Technologies	$328.3	$367.5	(10.7)%	$1,268.1	$1,347.3	(5.9)%
Materials Technologies	210.1	204.5	2.7%	862.6	872.6	(1.1)%
Construction Products	259.4	253.6	2.3%	1,024.8	992.0	3.3%
Total Grace net sales	$797.8	$825.6	(3.4)%	$3,155.5	$3,211.9	(1.8)%
Net sales by region:
North America	$235.9	$253.6	(7.0)%	$967.6	$1,041.8	(7.1)%
Europe Middle East Africa	295.8	325.8	(9.2)%	1,175.6	1,260.4	(6.7)%
Asia Pacific	170.2	163.4	4.2%	660.3	599.3	10.2%
Latin America	95.9	82.8	15.8%	352.0	310.4	13.4%
Total net sales by region	$797.8	$825.6	(3.4)%	$3,155.5	$3,211.9	(1.8)%
Profitability performance measures:
Adjusted EBIT(A)(B)(C):
Catalysts Technologies segment operating income	$102.6	$96.9	5.9%	$393.8	$388.8	1.3%
Materials Technologies segment operating income	39.7	33.0	20.3%	162.0	158.7	2.1%
Construction Products segment operating income	32.5	21.2	53.3%	125.2	97.3	28.7%
Corporate support functions (including performance based compensation)	(15.5)	(18.5)	16.2%	(66.3)	(74.8)	11.4%
Other corporate costs (including non-asbestos environmental remediation)	(7.9)	(8.5)	7.1%	(26.1)	(28.0)	6.8%
Defined benefit pension expense(C)	(18.0)	(15.9)	(13.2)%	(71.2)	(63.4)	(12.3)%
Adjusted EBIT	133.4	108.2	23.3%	517.4	478.6	8.1%
Chapter 11- and asbestos-related costs, net	(371.7)	(20.7)	NM	(407.8)	(44.7)	NM
Restructuring expenses and related asset impairments	(0.5)	(5.9)	91.5%	(6.9)	(6.9)	—%
Loss on sale of product line	—	(0.4)	100.0%	(0.2)	(0.4)	50.0%
Divestment expenses	—	(0.4)	100.0%	(0.2)	(0.4)	50.0%
Interest expense and related financing costs	(12.4)	(10.8)	(14.8)%	(46.5)	(43.3)	(7.4)%
Interest income of non-Debtor subsidiaries	0.3	0.3	—%	1.0	1.2	(16.7)%
Benefit from (provision for) income taxes	139.3	(12.2)	NM	37.3	(114.7)	132.5%
Net income (loss) attributable to W. R. Grace & Co. shareholders	$(111.6)	$58.1	NM	$94.1	$269.4	(65.1)%
Diluted EPS (GAAP)	$(1.48)	$0.77	NM	$1.23	$3.57	(65.5)%
Adjusted EPS (non-GAAP)	$1.11	$0.89	24.7%	$4.17	$3.94	5.8%

Chapter 11- and asbestos-related costs, net:
Chapter 11 expenses, net of interest income	$4.0	$3.1	29.0%	$16.6	$20.0	(17.0)%
Provision for asbestos-related contingencies	365.0	—	NM	365.0	—	NM
Libby medical program settlement	—	—	—%	19.6	—	NM
Asbestos administration costs	1.7	1.1	54.5%	6.3	4.5	40.0%
Provision for environmental remediation related to asbestos, net	0.5	16.0	(96.9)%	1.3	16.3	(92.0)%
D&O insurance costs related to Chapter 11	0.1	(0.9)	111.1%	0.3	0.3	—%
Chapter 11 financing related (D):
Translation effects—intercompany loans	(7.9)	11.7	(167.5)%	(5.6)	11.7	(147.9)%
Value of currency forward contracts—intercompany loans	7.7	(10.0)	177.0%	3.7	(9.3)	139.8%
Certain other currency translation costs, net	0.6	(0.3)	NM	0.6	1.2	(50.0)%
Chapter 11- and asbestos-related costs, net	$371.7	$20.7	NM	$407.8	$44.7	NM

The Notes to the Financial Statements are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(In millions)	2012	2011	% Change	2012	2011	% Change
Profitability performance measures (A)(B)(C):
Gross margin:
Catalysts Technologies	41.0%	38.0%	3.0 pts	41.0%	39.8%	1.2 pts
Materials Technologies	34.3%	31.9%	2.4 pts	33.1%	33.2%	(0.1) pts
Construction Products	36.1%	32.7%	3.4 pts	35.2%	33.8%	1.4 pts
Total Grace	37.6%	34.9%	2.7 pts	37.0%	36.2%	0.8 pts
Operating margin:
Catalysts Technologies	31.3%	26.4%	4.9 pts	31.1%	28.9%	2.2 pts
Materials Technologies	18.9%	16.1%	2.8 pts	18.8%	18.2%	0.6 pts
Construction Products	12.5%	8.4%	4.1 pts	12.2%	9.8%	2.4 pts
Total Grace	16.7%	13.1%	3.6 pts	16.4%	14.9%	1.5 pts
Adjusted EBITDA:
Adjusted EBIT:
Catalysts Technologies	$102.6	$96.9	5.9%	$393.8	$388.8	1.3%
Materials Technologies	39.7	33.0	20.3%	162.0	158.7	2.1%
Construction Products	32.5	21.2	53.3%	125.2	97.3	28.7%
Corporate	(41.4)	(42.9)	3.5%	(163.6)	(166.2)	1.6%
Total Grace	133.4	108.2	23.3%	517.4	478.6	8.1%
Depreciation and amortization:
Catalysts Technologies	$13.5	$13.4	0.7%	$54.0	$52.5	2.9%
Materials Technologies	7.4	7.3	1.4%	29.5	30.9	(4.5)%
Construction Products	8.7	8.5	2.4%	32.9	34.0	(3.2)%
Corporate	0.5	0.9	(44.4)%	2.6	2.6	—%
Total Grace	30.1	30.1	—%	119.0	120.0	(0.8)%
Adjusted EBITDA:
Catalysts Technologies	$116.1	$110.3	5.3%	$447.8	$441.3	1.5%
Materials Technologies	47.1	40.3	16.9%	191.5	189.6	1.0%
Construction Products	41.2	29.7	38.7%	158.1	131.3	20.4%
Corporate	(40.9)	(42.0)	2.6%	(161.0)	(163.6)	1.6%
Total Grace	163.5	138.3	18.2%	636.4	598.6	6.3%
Adjusted EBITDA margin:
Catalysts Technologies	35.4%	30.0%	5.4 pts	35.3%	32.8%	2.5 pts
Materials Technologies	22.4%	19.7%	2.7 pts	22.2%	21.7%	0.5 pts
Construction Products	15.9%	11.7%	4.2 pts	15.4%	13.2%	2.2 pts
Total Grace	20.5%	16.8%	3.7 pts	20.2%	18.6%	1.6 pts

The Notes to the Financial Statements are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Twelve Months Ended December 31,
(In millions)	2012	2011	% Change
Cash flow measure (A):
Net cash provided by operating activities	$453.6	$219.4	106.7%
Capital expenditures	(138.5)	(144.0)	3.8%
Free Cash Flow	315.1	75.4	NM
Chapter 11 expenses paid	15.5	20.6	(24.8)%
Accelerated defined benefit pension plan contributions	83.4	180.0	(53.7)%
Expenditures for asbestos-related environmental remediation	7.2	2.4	NM
Adjusted Free Cash Flow	$421.2	$278.4	51.3%

	Four Quarters Ended December 31,
(In millions)	2012	2011
Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters):
Adjusted EBIT	$517.4	$478.6
Invested Capital:
Trade accounts receivable	490.4	473.0
Inventories	278.6	329.1
Accounts payable	(252.0)	(257.6)
	517.0	544.5
Other current assets (excluding income taxes)	62.4	82.6
Properties and equipment, net	770.5	723.5
Goodwill	196.7	148.2
Investment in unconsolidated affiliate	85.5	70.8
Other assets	107.2	103.3
Other current liabilities (excluding income taxes and restructuring)	(258.9)	(259.5)
Other liabilities (including non-asbestos environmental remediation)	(56.5)	(60.9)
Total invested capital	$1,423.9	$1,352.5
Adjusted EBIT Return On Invested Capital	36.3%	35.4%

The Notes to the Financial Statements are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)

	Twelve Months Ended December 31,
(In millions)	2012	2011
OPERATING ACTIVITIES
Net income	$95.1	$268.8
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	119.0	120.0
Equity in earnings of unconsolidated affiliate	(18.5)	(15.2)
Dividends received from unconsolidated affiliate	6.3	10.9
Chapter 11 expenses, net of interest income	16.6	20.0
Chapter 11 expenses paid	(15.5)	(20.6)
Libby medical program settlement	19.6	—
Libby medical program settlement paid	(19.6)	—
Provision for asbestos-related contingencies	365.0	—
(Benefit from)/provision for income taxes	(37.3)	114.7
Income taxes paid, net of refunds	(82.6)	(44.7)
Tax benefits from stock-based compensation	(36.8)	—
Interest accrued on pre-petition liabilities subject to compromise	40.4	39.0
Restructuring expenses and related asset impairments	6.9	6.9
Payments for restructuring expenses and related asset impairments	(8.4)	(7.2)
Defined benefit pension expense	71.2	63.4
Payments under defined benefit pension arrangements	(126.8)	(265.1)
Provision for environmental remediation	3.6	17.8
Expenditures for environmental remediation	(13.0)	(11.8)
Changes in assets and liabilities, excluding effect of currency translation:
Trade accounts receivable	(3.0)	(80.6)
Inventories	53.9	(66.9)
Accounts payable	(11.7)	52.6
All other items, net	29.2	17.4
Net cash provided by operating activities	453.6	219.4
INVESTING ACTIVITIES
Capital expenditures	(138.5)	(144.0)
Businesses acquired, net of cash acquired	(80.0)	(55.8)
Transfer to restricted cash and cash equivalents	(61.1)	(38.8)
Proceeds from sales of product lines	—	10.0
Other investing activities	(0.7)	7.7
Net cash used for investing activities	(280.3)	(220.9)
FINANCING ACTIVITIES
Net borrowings under credit arrangements	35.9	21.6
Proceeds from exercise of stock options	32.2	12.1
Tax benefits from stock-based compensation	36.8	—
Other financing activities	5.4	6.0
Net cash provided by financing activities	110.3	39.7
Effect of currency exchange rate changes on cash and cash equivalents	5.0	(5.6)
Increase in cash and cash equivalents	288.6	32.6
Cash and cash equivalents, beginning of period	1,048.3	1,015.7
Cash and cash equivalents, end of period	$1,336.9	$1,048.3

The Notes to the Financial Statements are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Balance Sheets (unaudited)

(In millions, except par value and shares)	December 31, 2012	December 31, 2011
ASSETS
Current Assets
Cash and cash equivalents	$1,336.9	$1,048.3
Restricted cash and cash equivalents	197.6	136.5
Trade accounts receivable, less allowance of $5.2 (2011—$8.1)	474.8	461.8
Accounts receivable—unconsolidated affiliate	15.6	11.2
Inventories	278.6	329.1
Deferred income taxes	58.3	66.5
Other current assets	78.4	93.0
Total Current Assets	2,440.2	2,146.4
Properties and equipment, net of accumulated depreciation and amortization of $1,785.1 (2011—$1,722.7)	770.5	723.5
Goodwill	196.7	148.2
Patents, licenses and other intangible assets, net	82.7	70.6
Deferred income taxes	993.9	759.4
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	33.8	37.1
Investment in unconsolidated affiliate	85.5	70.8
Other assets	24.5	38.0
Total Assets	$5,127.8	$4,494.0
LIABILITIES AND EQUITY
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$83.4	$57.9
Debt payable—unconsolidated affiliate	3.6	3.4
Accounts payable	249.4	257.1
Accounts payable—unconsolidated affiliate	2.6	0.5
Other current liabilities	344.9	314.0
Total Current Liabilities	683.9	632.9
Debt payable after one year	13.4	3.3
Debt payable—unconsolidated affiliate	22.4	18.3
Deferred income taxes	27.1	19.8
Underfunded and unfunded defined benefit pension plans	400.6	407.4
Other liabilities	45.0	49.1
Total Liabilities Not Subject to Compromise	1,192.4	1,130.8
Liabilities Subject to Compromise
Debt plus accrued interest	973.3	941.8
Income tax contingencies	87.6	69.3
Asbestos-related contingencies	2,065.0	1,700.0
Environmental contingencies	140.5	149.9
Postretirement benefits	188.1	185.2
Other liabilities and accrued interest	162.6	149.5
Total Liabilities Subject to Compromise	3,617.1	3,195.7
Total Liabilities	4,809.5	4,326.5

Equity
Common stock issued, par value $0.01; 300,000,000 shares authorized; outstanding: 75,565,409 (2011—73,886,050)	0.8	0.7
Paid-in capital	536.5	472.9
Retained earnings	395.2	301.1
Treasury stock, at cost: shares: 1,414,351 (2011—3,093,710)	(16.8)	(36.8)
Accumulated other comprehensive loss	(607.3)	(578.5)
Total W. R. Grace & Co. Shareholders' Equity	308.4	159.4
Noncontrolling interests	9.9	8.1
Total Equity	318.3	167.5
Total Liabilities and Equity	$5,127.8	$4,494.0

The Notes to the Financial Statements are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Adjusted Earnings Per Share (unaudited)

	Three Months Ended December 31,
	2012				2011
(In millions, except per share amounts)	Pre- Tax	Tax at Actual Rate	After- Tax	Per Share	Pre- Tax	Tax at Actual Rate	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$(1.48)				$0.77
Anti-dilutive effect of fourth quarter net loss				(0.02)				—
Restructuring expenses and related asset impairments	$0.5	$0.1	$0.4	—	$5.9	$1.6	$4.3	0.06
Chapter 11- and asbestos-related costs, net	6.7	2.1	4.6	0.06	20.7	7.1	13.6	0.18
Asbestos-related contingencies	365.0	135.3	229.7	3.05	—	—	—	—
Loss on sale of product line and divestment expenses	—	—	—	—	0.8	0.3	0.5	0.01
Discrete tax items:
Release of valuation allowances		44.0	(44.0)	(0.58)		—	—	—
Discrete tax items, including adjustments to uncertain tax positions		(5.8)	5.8	0.08		10.4	(10.4)	(0.13)
Adjusted EPS (non-GAAP)				$1.11				$0.89

	Twelve Months Ended December 31,
	2012				2011
(In millions, except per share amounts)	Pre- Tax	Tax at Actual Rate	After- Tax	Per Share	Pre- Tax	Tax at Actual Rate	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$1.23				$3.57
Restructuring expenses and related asset impairments	$6.9	$2.0	$4.9	0.06	$6.9	$1.9	$5.0	0.07
Chapter 11- and asbestos-related costs, net	42.8	13.9	28.9	0.38	44.7	13.9	30.8	0.41
Asbestos-related contingencies	365.0	135.3	229.7	3.01	—	—	—	—
Loss on sale of product line and divestment expenses	—	—	—	—	0.8	0.3	0.5	0.01
Discrete tax items:
Release of valuation allowances		44.0	(44.0)	(0.58)		—	—	—
Discrete tax items, including adjustments to uncertain tax positions		(5.3)	5.3	0.07		9.5	(9.5)	(0.12)
Adjusted EPS (non-GAAP)				$4.17				$3.94

The Notes to the Financial Statements are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Notes to the Financial Information
(A): In the above charts, Grace presents its results of operations by operating segment and for adjusted operations. Adjusted EBIT means net income adjusted for interest income and expense, income taxes, Chapter 11- and asbestos-related costs, net, divestment expenses, restructuring expenses and related asset impairments and gains and losses on sales of product lines and other investments. Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization. Grace uses Adjusted EBIT as a performance measure in significant business decisions. Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus the net cash flow from Chapter 11 expenses paid, cash paid to resolve contingencies subject to Chapter 11, accelerated payments under defined benefit pension arrangements, and expenditures for asbestos-related environmental remediation. Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of cash to shareholders. Adjusted EPS means Diluted EPS adjusted for restructuring expenses and related asset impairments, Chapter 11- and asbestos-related costs, net, gains or losses on sales of product lines and related divestment expenses, and certain discrete tax items. Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities. Adjusted EBIT, Adjusted EPS, Adjusted EBITDA, Adjusted Free Cash Flow, and Adjusted EBIT Return On Invested Capital do not purport to represent income measures as defined under United States generally accepted accounting principles, and should not be considered as alternatives to such measures as an indicator of Grace's performance. These measures are provided to distinguish the operating results of Grace's current business base from the income and expenses of items related to asbestos and Chapter 11.

(B): Grace's segment operating income includes only Grace's share of income from consolidated and unconsolidated joint ventures.

(C): Defined benefit pension expense includes all defined benefit pension expense of Grace. Catalysts Technologies, Materials Technologies, and Construction Products segment operating income and corporate costs do not include amounts for defined benefit pension expense.

(D): Due to its bankruptcy, Grace has had significant intercompany loans between its non-U.S. subsidiaries and its U.S. debtor subsidiaries that are not related to its operating activities. In addition, Grace has accumulated significant cash during its bankruptcy. The intercompany loans are expected to be paid when Grace emerges from bankruptcy, and excess cash balances are expected to be used to fund a significant portion of Grace's emergence from bankruptcy. Accordingly, income and expense items related to the intercompany loans and the cash balances are categorized as Chapter 11- and asbestos-related costs, net.

NM - Not Meaningful

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